UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2008

SHELTER PROPERTIES VII LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

South Carolina	0-14369	57-0784852
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Shelter Properties VII Limited Partnership, a South Carolina limited partnership (the “Registrant”), owns a 99.99% interest in Governor’s Park Apartments VII Limited Partnership, a South Carolina limited partnership (the “Partnership”).  The Partnership owned Governor’s Park Apartments (“Governor’s Park”), a 188-unit apartment complex located in Fort Collins, Colorado.   On October 22, 2008, the Partnership sold Governor’s Park, which was its last remaining investment property, to third parties, JRK Property Holdings, Inc., a California corporation, and JRK Birchmont Advisors, LLC, a Delaware limited liability company (collectively the “Purchaser”). The Purchaser purchased Governor’s Park, along with eleven other apartment properties, all of which were owned by entities affiliated with AIMCO Properties, L.P., which is also an affiliate of the corporate general partner of the Registrant.  The total sales price for Governor’s Park and the eleven other apartment properties was $125,600,000 of which $11,000,000 represents the portion of the sales price allocated to Governor’s Park.  The allocated sales prices were based solely on allocations provided by the Purchaser.  As a result of this sale, the Registrant no longer holds an ownership interest in any investment properties.

In accordance with the Amended Partnership Agreement of the Registrant, the Registrant’s corporate general partner is evaluating the cash requirements of the Registrant to determine what portion of the net sale proceeds will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibits

10(i)(j)    Third Amendment to Agreement for Purchase and Sale and Joint Escrow Instructions between Governor’s Park Apartments VII Limited Partnership, a South Carolina limited partnership, and the affiliated Selling Partnerships and JRK Property Holdings, Inc., a California corporation and JRK Birchmont Advisors, LLC, a Delaware limited liability company, dated October 21, 2008. *

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELTER PROPERTIES VII LIMITED PARTNERSHIP

By:  Shelter Realty VII Corporation

    Corporate General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: October 28, 2008